Exhibit 99.1

Contact: Mark Polzin
(314) 982-1758

EMERSON NAMES DEUTSCHE BANK CHAIRMAN

CLEMENS BOERSIG TO BOARD OF DIRECTORS

ST. LOUIS, February 9, 2009 – Dr. Clemens Boersig, chairman of the supervisory board of Deutsche Bank AG, has been elected to Emerson’s (NYSE:EMR) board of directors, it was announced today by David N. Farr, chairman, CEO and president.

Boersig, 60, has served as chairman of Deutsche Bank’s supervisory board since 2006. He joined the global investment bank in 1999 as executive vice president and chief financial officer. Boersig subsequently joined the bank’s management board and later assumed the additional role of chief risk officer.

“Clemens has an excellent financial background, strong global and industrial experience, and broad management skills that are valuable and well suited to Emerson’s shareholders,” Farr said. “We look forward to his counsel and insight as we continue to diversify our business and expand into new markets around the world.”

Boersig previously served three years as chief financial officer of the German power company RWE AG, where he was also a member of the management board. Before that, he worked 12 years with Robert Bosch GmbH, where he held various senior executive roles, including member of the management board. He began his career as an assistant professor at the Universities of Mannheim and Munich, before joining the corporate planning department of Mannesmann Group in 1977.

Boersig holds degrees in business administration and mathematics from Mannheim University. In 1975, he received his doctorate in economics (Dr. rer. pol.) from Mannheim University.

Boersig will serve on the Emerson board’s Compensation and Finance Committees.

He also serves as a member of the supervisory boards of Bayer AG, Daimler AG and Linde AG, and he is a member of the European Financial Services Roundtable and a trustee of the International Accounting Standards Committee Foundation (IASCF). Boersig also is chairman of the supervisory board of the European School of Management and Technology and is active in many cultural and philanthropic organizations.

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About Emerson

Emerson (NYSE: EMR), based in St. Louis, Missouri (USA), is a global leader in bringing technology and engineering together to create innovative solutions for customers through its network power, process management, industrial automation, climate technologies, and appliance and tools businesses. Sales in fiscal 2008 were $24.8 billion.  For more information, visit www.Emerson.com.